Exhibit (j)(3).

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 27, 2011, relating to the financial statements and financial highlights which appears in the October 31, 2011 Annual Report to Shareholders of PowerShares Actively Managed Exchange-Traded Fund Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Statement of Additional Information,” “Fund Service Providers,” “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY

February 27, 2012